SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2(b)

(Amendment No. 3 )1

Global-Tech Appliances Inc.

(Name of Issuer)

Common Shares, $.01 par value per share

(Title of Class of Securities)

G39320 10 9 (CUSIP Number)

December 31, 2004

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

[1]	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G39320 10 9	13G	Page 2 of 15 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Wing Shing Holdings Company Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 7,555,189 6 SHARED VOTING POWER 0 7 SOLE DISPOSITIVE POWER 7,555,189 8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,555,189
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 56.7%
12	TYPE OF REPORTING PERSON* CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G39320 10 9	13G	Page 3 of 15 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Kwong Ho Sham
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION China

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

  5    SOLE VOTING POWER

                151,899 (See Footnote 2 to Item 4 on Page 9)

  6    SHARED VOTING POWER

                7,555,189 (See Footnote 1 to Item 4 on Page 9)

  7    SOLE DISPOSITIVE POWER

                151,899 (See Footnote 2 to Item 4 on Page 9)

  8    SHARED DISPOSITIVE POWER

                7,555,189 (See Footnote 1 to Item 4 on Page 9)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,707,088 (See Footnotes 1 and 2 to Item 4 on Page 9)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 57.8% (See Footnotes 1 and 2 to Item 4 on Page 9)
12	TYPE OF REPORTING PERSON* IN

*	SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G39320 10 9	13G	Page 4 of 15 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) John C.K. Sham
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

  5    SOLE VOTING POWER

                494,490 (See Footnote 2 to Item 4 on Page 11)

  6    SHARED VOTING POWER

                7,555,189 (See Footnote 1 to Item 4 on Page 11)

  7    SOLE DISPOSITIVE POWER

                494,490 (See Footnote 2 to Item 4 on Page 11)

  8    SHARED DISPOSITIVE POWER

                7,555,189 (See Footnote 1 to Item 4 on Page 11)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,049,679 (See Footnotes 1 and 2 to Item 4 on Page 11)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 60.4% (See Footnotes 1 and 2 to Item 4 on Page 11)
12	TYPE OF REPORTING PERSON* IN

*	SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G39320 10 9	13G	Page 5 of 15 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Wai Chun Hui
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION China

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

  5    SOLE VOTING POWER

                57,722 (See Footnote 3 to Item 4 on Page 13)

  6    SHARED VOTING POWER

                7,555,189 (See Footnotes 1 and 2 to Item 4 on Page 13)

  7    SOLE DISPOSITIVE POWER

                57,722 ( See Footnote 3 to Item 4 on Page 13)

  8    SHARED DISPOSITIVE POWER

                7,555,189 (See Footnotes 1 and 2 to Item 4 on Page 13)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,612,911 (See Footnotes 1 and 2 to Item 4 on Page 13)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 57.1% (See Footnotes 1 and 2 to Item 4 on Page 13)
12	TYPE OF REPORTING PERSON* IN

*	SEE INSTRUCTIONS BEFORE FILLING OUT!

(Wing Shing Holdings Company Limited)

Item 1.	(a)	Name of Issuer: Global-Tech Appliances Inc.

	(b)	Address of Issuer’s Principal Executive Offices: 21/F., Citicorp Centre 18 Whitfield Road Causeway Bay, Hong Kong

Item 2.	(a)	Name of Person Filing: Wing Shing Holdings Company Limited

	(b)	Address of Principal Office or, if none, Residence: TrustNet Chambers Road Town Tortola, British Virgin Islands

	(c)	Citizenship: British Virgin Islands

	(d)	Title of Class of Securities: Common Shares, $0.01 par value per share

	(e)	CUSIP Number: G39320 10 9

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

	(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act;

	(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act;

	(c)	☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act;

	(d)	☐	Investment company registered under Section 8 of the Investment Company Act;

	(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

	(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

	(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);

	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

	(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

	(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Page 6 of 15 pages

Item 4.	Ownership.

(a) Amount beneficially owned: 7,555,189

(b) Percent of class: 56.7%

(c) Number of shares as to which person has:

(i) Sole power to vote or to direct the vote: 7,555,189

(ii) Shared power to vote or to direct the vote: 0

(iii) Sole power to dispose or to direct the disposition of: 7,555,189

(iv) Shared power to dispose or to direct the disposition of: 0

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

Page 7 of 15 pages

(Kwong Ho Sham)

Item 1.	(a)	Name of Issuer: Global-Tech Appliances Inc.

	(b)	Address of Issuer’s Principal Executive Offices: 21/F., Citicorp Centre 18 Whitfield Road Causeway Bay, Hong Kong

Item 2.	(a)	Name of Person Filing: Kwong Ho Sham

	(b)	Address of Principal Office or, if none, Residence: Global-Tech Appliances Inc. 21/F., Citicorp Centre 18 Whitfield Road Causeway Bay, Hong Kong

	(c)	Citizenship: China

	(d)	Title of Class of Securities: Common Shares, $0.01 par value per share

	(e)	CUSIP Number. G39320 10 9

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

	(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act;

	(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act;

	(c)	☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act;

	(d)	☐	Investment company registered under Section 8 of the Investment Company Act;

	(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

	(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

	(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);

	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

	(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

	(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Page 8 of 15 pages

Item 4.	Ownership.

(a) Amount beneficially owned: 7,707,088[1],2

(b) Percent of class: 57.8%[1,2]

(c) Number of shares as to which person has:

(i) Sole power to vote or to direct the vote: 151,899[2]

(ii) Shared power to vote or to direct the vote: 7,555,189[1]

(iii) Sole power to dispose or to direct the disposition of: 151,899[2]

(iv) Shared power to dispose or to direct the disposition of: 7,555,189[1]

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

[1]	Kwong Ho Sham owns 50% of the shares and holds approximately 35.7% of the voting power of Wing Shing Holdings Company Limited, which directly owns 7,555,189 shares of the securities reported on herein. Mr. Sham disclaims any beneficial ownership in any of the shares owned by Wing Shing Holdings Company Limited.

[2]	Does not include 57,722 shares owned by Wai Chun Hui, Mr. Sham’s spouse.

Page 9 of 15 pages

(John C.K. Sham)

Item 1.	(a)	Name of Issuer: Global-Tech Appliances Inc.

	(b)	Address of Issuer’s Principal Executive Offices: 21/F., Citicorp Centre 18 Whitfield Road Causeway Bay, Hong Kong

Item 2.	(a)	Name of Person Filing: John C.K. Sham

	(b)	Address of Principal Office or, if none, Residence: Global-Tech Appliances Inc. 21/F., Citicorp Centre 18 Whitfield Road Causeway Bay, Hong Kong

	(c)	Citizenship: Canada

	(d)	Title of Class of Securities: Common Shares, $0.01 par value per share

	(e)	CUSIP Number: G39320 10 9

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

	(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act;

	(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act;

	(c)	☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act;

	(d)	☐	Investment company registered under Section 8 of the Investment Company Act;

	(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

	(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

	(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);

	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

	(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

	(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Page 10 of 15 pages

Item 4.	Ownership.

(a) Amount beneficially owned: 8,049,679[1,2]

(b) Percent of class: 60.4%[1,2]

(c) Number of shares as to which person has:

(i) Sole power to vote or to direct the vote: 494,490[2]

(ii) Shared power to vote or to direct the vote: 7,555,189[1]

(iii) Sole power to dispose or to direct the disposition of: 494,490[2]

(iv) Shared power to dispose or to direct the disposition of: 7,555,189[1]

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

[1]	John C.K. Sham owns 40% of the shares and holds approximately 57.0% of the voting power of Wing Shing Holdings Company Limited, which directly owns 7,555,189 shares of the securities reported on herein. Mr. Sham disclaims any beneficial ownership in any of the shares owned by Wing Shing Holdings Company Limited.

[2]	Includes 386,628 shares issuable to Mr. Sham within 60 days after December 31, 2004 upon the exercise of options granted under the Issuer’s 1997 Stock Option Plan.

Page 11 of 15 pages

(Wai Chun Hui)

Item 1.	(a)	Name of Issuer: Global-Tech Appliances Inc.

	(b)	Address of Issuer’s Principal Executive Offices: 21/F., Citicorp Centre 18 Whitfield Road Causeway Bay, Hong Kong

Item 2.	(a)	Name of Person Filing: Wai Chun Hui

	(b)	Address of Principal Office or, if none, Residence: Global-Tech Appliances Inc. 21/F., Citicorp Centre 18 Whitfield Road Causeway Bay, Hong Kong

	(c)	Citizenship: China

	(d)	Title of Class of Securities: Common Shares, $0.01 par value per share

	(e)	CUSIP Number: G39320 10 9

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

	(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act;

	(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act;

	(c)	☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act;

	(d)	☐	Investment company registered under Section 8 of the Investment Company Act;

	(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

	(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

	(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);

	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

	(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

	(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Page 12 of 15 pages

Item 4.	Ownership.

(a) Amount beneficially owned: 7,612,911[2]

(b) Percent of class: 57.1%[1,2]

(c) Number of shares as to which person has:

(i) Sole power to vote or to direct the vote: 57,722[2,3]

(ii) Shared power to vote or to direct the vote: 7,555,189[1]

(iii) Sole power to dispose or to direct the disposition of: 57,722[2,3]

(iv) Shared power to dispose or to direct the disposition of: 7,555,189[1]

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

[1]	Wai Chun Hui owns 10% of the shares and holds approximately .7% of the voting power of Wing Shing Holdings Company Limited, which directly owns 7,555,189 shares of the securities reported on herein. Ms. Hui disclaims any beneficial ownership in any of the shares owned by Wing Shing Holdings Company Limited.

[2]	Does not include 151,899 shares owned by Kwong Ho Sham, Ms. Hui’s husband.
[3]	Transferred to John C.K. Sham on February 2, 2005.

Page 13 of 15 pages

SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2005
Wing Shing Holdings Company Limited

	By:	/s/ Kwong Ho Sham
Kwong Ho Sham, Director

/s/ Kwong Ho Sham
Kwong Ho Sham

/s/ John C.K. Sham
John C.K. Sham

/s/ Wai Chun Hui
Wai Chun Hui

Page 14 of 15 pages

Exhibit A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) (the “Statement”) with respect to the Common Shares, $.01 par value per share, of Global-Tech Appliances Inc. beneficially owned by the undersigned, and further agree to the filing of this agreement as an exhibit thereto. In addition, each party to this agreement expressly authorizes each other party to this agreement to file on its behalf any and all amendments to the Statement.

Dated: February 14, 2005

Wing Shing Holdings Company Limited

By:	/s/ Kwong Ho Sham
Kwong Ho Sham, Director

/s/ Kwong Ho Sham
Kwong Ho Sham

/s/ John C.K. Sham
John C.K. Sham

/s/ Wai Chun Hui
Wai Chun Hui

Page 15 of 15 pages